Peerless Systems Corporation
2381 Rosecrans Avenue
El Segundo, California
90245
voice: 310 536 0908
fax: 310 536 0058

June 2, 2008

PEERLESS

John Rigali
3431 Lambeth Street
Los Angeles, CA 90027

Dear John,

As we have discussed, your last day of employment and your last day serving as as Chief Financial Officer and Vice President of Finance of Peerless Systems Corporation, Chief Financial Officer and Director of Cue Imaging Corporation, and Treasurer and Director of Peerless Document Management Corporation is Friday, July 11, 2008 (the "Separation Date"). The following Separation Agreement and Release ("Agreement") details the proposed terms of your departure from Peerless Systems Corporation.

As condition of this Agreement, you agree to stay on with the Company through the Separation Date and provide all reasonable assistance in the filing of the Form 10-Q, the 1QFY09 earnings release announcement, and the Proxy Statement. In addition, beginning Monday, June 16, 2008 through Friday, July 11, 2008 you will be working on a part-time basis, two (2) days per week (sixteen (16) hours per week), to assist with any transitional issues reasonably requested by the Company. The Company authorizes you to begin your job search immediately even during the remainder of your employment with the Company. The Company and you agree that the reason for your departure from the Company is due to your resignation. You will continue to receive full-time pay during the remainder of your employment with the Company. Your last day of employment at Peerless is July 11, 2008. In addition, you agree to take all steps necessary to effectuate your resignation as Chief Financial Officer and Vice President of Finance of Peerless Systems Corporation, Chief Financial Officer and Director of Cue Imaging Corporation, and Treasurer and Director of Peerless Document Management Corporation as of the Separation Date.

1. On the Separation Date, you will receive all compensation earned through that date, including any and all outstanding wages, and accrued but unused vacation pay, less withholdings required by law. Specifically, you will receive $6,923.08 every 2 weeks payable on the Company's regular scheduled payroll dates through Separation Date. Additionally, on the Separation Date you will receive $25,645.26 which represents 296.34 hours of accrued but unused vacation time. By your signature below, you acknowledge that you are owed nothing further as a result of your employment with the Company (including without limitation, unpaid

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wages, accrued but unused vacation pay, bonuses, commissions, change of control payments, and business expenses), except as set forth in this Agreement.

2. You have up to July 11, 2008 (30 days) to decide if you wish to sign this Agreement. This offer is irrevocable by the Company prior to the close of business on July 11, 2008. However, you may not execute the Agreement prior to July 11, 2008. Within fourteen (14) days of executing this Agreement (providing you have not revoked the Agreement in accordance with Paragraph 13, below), Peerless will provide you with five (5) months of salary continuation at your current rate of pay, less withholdings required by law. Payments will be made every other week on your regularly scheduled paydays until the full amount of severance has been paid. You acknowledge that this amount constitutes valuable consideration for this Agreement, above and beyond any amounts otherwise owed to you by the Company.

3. Your Company provided health care will terminate effective July 31, 2008. However, as further consideration for signing this Agreement, Peerless will pay for the first five (5) months of your COBRA premiums. After that initial Company paid five month period, you will then be eligible to purchase an additional thirteen (13) months of health insurance benefits at your own expense through the provisions outlined in COBRA. You will receive a letter from IGOE and Company, our COBRA administrator, detailing your rights and the procedures for taking advantage of COBRA coverage. Even though Peerless may be paying your COBRA premiums, you must complete and return the COBRA forms to IGOE within the timeframe indicated on the forms.

4. You have ninety (90) days from July 11, 2008, in which to exercise any vested options you may hold. As of July 11, 2008, no additional options will vest. You remain bound by laws governing insider trading and are prohibited from trading in Peerless shares if you are in possession of material, non-public information.

5. On or before 12:00 p.m. on July 11, 2008, you will return to Elliot Shirwo all files, records, reports, data, correspondence, memoranda and other documents (including handwritten notes and drafts), regardless of form (*i.e.*, whether electronic or hard copies), key cards and all other physical or personal property you received from the Company.

6. You agree that you will strictly abide by the terms of your Proprietary Information Agreement. Your signature below confirms that you have reviewed this Agreement to be certain you are aware of all responsibilities and prohibitions it contains.

7. You further agree not to malign or denigrate the Company to anyone including but not limited to any employee, contractor, vendor or customer of Peerless, just as our Human Resources Department will not malign or denigrate you to potential employers. Should you violate this non-denigration clause, any severance payments that may have been made to you must be reimbursed to Peerless. Furthermore, Peerless would have the right to pursue all available remedies, including damages and injunctive relief.

8. Our offer to you, described above, depends on your agreement that you fully release the Company from any liability, claim, damages, or cause of action arising out of or relating to your employment relationship with the Company or the separation of that employment. This includes, but is not limited to, any claim for additional compensation of any type including salary or bonus, or any claim relating to any local, state or federal labor regulations, or equal employment laws, wage laws, ordinances, regulations or orders, such as claims under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, or the Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act of 1990 (OWBPA). It also includes any claim that you might wish to assign or transfer to a third party.

You likewise will not assist in or encourage the pursuit of litigation against the Company by any other person or entity except where otherwise required by applicable law. For purposes of this Agreement, the Company includes its owners, officers, directors, partners, employees, parent companies, subsidiaries, affiliates, shareholders, representatives, attorneys and agents. This general release includes known and unknown claims and thus you agree to waive Civil Code Section 1542, which states: "**A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.**"

9. This Agreement does not release claims that cannot be released as a matter of law, including claims under California Labor Code section 2802.

10. Except for efforts to challenge the validity of your ADEA release, your signature below confirms your understanding that if you initiate, participate in, or in any manner seek relief by filing a lawsuit or other Claim, you must not only repay any severance provided, but must also pay all attorneys' fees incurred by those who must defend or otherwise respond to the suit or Claim on behalf of Peerless and any of its agents covered by this release unless otherwise prohibited by applicable law.

11. Both you and Peerless understand and agree that neither paying severance, nor executing this release is an admission of any liability whatsoever.

12. Both you and Peerless hereby acknowledge that no promise or inducement has been offered or made except those stated in this Agreement. This Agreement and your Proprietary Information Agreement contain all the terms and conditions by which each party agrees to be bound. This Agreement and your Proprietary Information Agreement supersede any and all prior agreements or understandings between the parties. If any individual provision of this Agreement is found to be invalid or unenforceable then only that provision shall be removed. All other provisions and the remainder of the Agreement will remain in force.

13. You have up to July 11, 2008 in which to consider the terms of this Agreement, (including, without limitation, your release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it. You acknowledge this period is in excess of the 21 day consideration period required under the Age Discrimination in Employment Act. Any changes to the terms of this Agreement, whether material or immaterial, will not restart this consideration period. You will have seven (7) days after your execution of this Agreement in which to revoke your acceptance of this Agreement, in which event written notice of such revocation must be received by the General Counsel at Peerless on or before the seventh (7th) day. This Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement. The offer remains valid until July 11, 2008. No payments or benefits described in this Agreement (except for the earned compensation described in Paragraph 1, above) will be due or payable until fourteen (14) days after you have executed the Agreement without revocation. You may not execute the agreement prior to July 11, 2008

14. Your acknowledgement of the terms of this Agreement shall serve as written resignation as an officer of the Company pursuant to Section 29 of the Amended and Restated By-Laws of the Company.

John, you have the right to consult with an attorney before signing this Agreement. Your signature below confirms that you have had the opportunity to carefully review and consider this Separation Agreement and Release and are knowingly, freely and voluntarily entering into this Agreement.

If the above terms and conditions are agreeable to you, kindly acknowledge your agreement by signing in the space provided below and return it to **Lisa Magowan, Peerless Systems Corporation**. You may mail it to 2381 Rosecrans Avenue, El Segundo, CA 90245 or fax it to 310-297-3286.

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Again, we thank you for your efforts on behalf of Peèrless. I wish you well in your future endeavors.

Respectfully,

Richard L. Roll
President and CEO

Agreed and Accepted:

John Rigali

2/11/08
Date